                                                Registration No.
                                                                 --------------

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                       FORM S-8

                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                              --------------------------

                               PORTOLA PACKAGING, INC.
                              --------------------------


                (Exact name of registrant as specified in its charter)

          DELAWARE                                    94-1582719
------------------------------            -----------------------------------
State or other jurisdiction of            (I.R.S. employer identification no.)
incorporation or organization)

                                 890 Faulstich Court
                                San Jose, California 95112
              ----------------------------------------------------
                (Address of principal executive offices)   (Zip Code)


                               Portola Packaging, Inc.
                                1988 Stock Option Plan
                                1994 Stock Option Plan
                          1996 Employee Stock Purchase Plan
                     ---------------------------------------
                              (Full title of the Plans)


                                 Robert R. Strickland
                              Vice President-Finance and
                               Chief Financial Officer
                               Portola Packaging, Inc.
                                 890 Faulstich Court
                                 San Jose, Ca  95112
                          -----------------------------
                       (Name and address of agent for service)


Telephone number, including area code, of agent for service: (408) 453-8840

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

--------------------------------------------------------------------------------
                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                                      Proposed
                                   Proposed           maximum        Amount of
Title of securities  Amount to be  maximum offering   aggregate    registration
to be registered     registered    price per share(1) offering price fee



                         Shares Available for Grant
                         --------------------------
                              Par Value $0.001



1994 Stock
----------
Option Plan
-----------
Common Stock         944,200          $4.50          $4,248,900.00


1996 Employee
-------------
Stock Purchase
--------------
Plan
----
Common Stock         750,000          $4.50          $3,375,000.00


                         Unexercised Options Outstanding
                         -------------------------------
                                 Par Value $0.001


1988 Stock Option
-----------------
Plan
-----------------
Common Stock       1,154,010     Exercise prices     $1,550,970.00
                                 ranging from
                                 $0.61 to $2.50


1994 Stock Option
-----------------
Plan
-----------------
Common Stock      1,051,500      Exercise prices     $4,605,750.00
                                 ranging from
                                 $3.75 to $5.00


TOTAL             3,899,710                         $13,780,620.00    $4,175.95

-----------------------

(1) Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. As to shares subject to purchase under the 1994 Stock Option Plan and 1996 Employee Stock Purchase Plan, the price is based on the per share fair market value as determined by Registrant's Board of Directors. As to shares subject to outstanding but unexercised options under the 1988 Stock Option Plan and 1994 Stock Option Plan, the price is computed on the basis of actual per share exercise price.

                                       PART II
                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         Portola Packaging, Inc. (the "Registrant") hereby incorporates by reference in this registration statement the following documents:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1996.

         (b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), since the end of the fiscal year covered by the document referred to in (a) above.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

CAPITAL STOCK

         The authorized capital stock of Registrant consists of Twenty-Five Million Four Hundred Eighty-Eight Thousand Seven Hundred Fifteen (25,488,715) shares of capital stock, composed of two classes of shares of capital stock designated, respectively, "Class A Common Stock" and "Class B Common Stock".
The number of shares of Class A Common Stock authorized to be issued is Five Million Two Hundred Three Thousand (5,203,000) with each such share being designated as having a par value equal to one-tenth (1/10) of one cent ($0.001). As of December 1, 1996, Two Million One Hundred Thirty-Four Thousand Nine Hundred Ninety-Two (2,134,992) shares of Registrant's Class A Common Stock are issued and outstanding. The number of shares of Class B Common Stock authorized to be issued is Twenty Million Two Hundred Eighty Five Thousand Seven Hundred Fifteen (20,285,715), with each such share being designated as having a par value of one-tenth of one cent ($0.001). The Class B Common Stock may be issued from time to time in series. The first series of Class B Common Stock, which is designated "Class B Common Stock, Series 1," consists of Seventeen Million Seven Hundred Fourteen Thousand Two Hundred Eighty-Five (17,714,285) shares. The second series of Class B Common Stock, which is designated "Class B Common Stock, Series 2," consists of Two Million Five Hundred Seventy One Thousand Four Hundred Thirty (2,571,430) shares. As of December 1, 1996, Eight Million Five Hundred Six Thousand Six Hundred Forty (8,506,640) shares of Registrant's Class B Common Stock, Series 1 and One Million One Hundred Seventy One Thousand Four Hundred Thirty (1,171,430) shares of Registrant's Class B Common Stock, Series 2 are issued and outstanding. In addition, as of

December 1, 1996, options to purchase One Million One Hundred Fifty-Four Thousand Ten (1,154,010) and One Million Fifty-One Thousand Five Hundred (1,051,500) shares of Class B Common Stock, Series 1 were outstanding under Registrant's 1988 Stock Option Plan and 1994 Stock Option Plan, respectively.

         Also, as of such date, warrants to purchase an aggregate of Two
Million Four Hundred Ninety Two Thousand Seven Hundred Forty One (2,492,741) shares of Registrant's Class A Common Stock were outstanding. A warrant to purchase Two Million Fifty-Two Thousand Five Hundred Twenty Six (2,052,526) shares of Common Stock is exercisable, in whole or in part, through June 30, 2004 at sixty and two-third cents per share, subject to certain antidilution provisions. After June 30, 1999, if the Registrant has not completed an initial public offering of its Common Stock, the warrant holder may require the Registrant to purchase the warrant at a price equal to the higher of the current fair value per share of the Registrant's Common Stock or an amount computed under an earnings formula in the warrant agreement. The purchase obligation may be suspended under certain circumstances including restrictions on such payments as specified in certain credit agreements to which Registrant is a party. After December 31, 2001, the Registrant has the right to repurchase the warrant at a price equal to the higher of the fair value per share of the Registrant's Common Stock or an amount computed under an earnings formula in the warrant agreement. The earnings formula is based on income before interest, taxes and debt outstanding to calculate an estimated value per share.

         A second warrant to purchase Four Hundred Forty Thousand Two Hundred Fifteen (440,215) shares of Class A Common Stock may be exercised at any time until its expiration on June 30, 2004. After August 1, 2001, if Registrant has not completed an initial public offering of its Common Stock, the warrant holder may require Registrant to purchase its warrant at a price equal to the higher of the current fair value price per share of Registrant's Common Stock or the net book value price per share of Registrant's Common Stock or the net book value per share as computed under a valuation formula set forth in the warrant. The purchase obligation may be suspended under certain circumstances including restriction on such payments as specified in certain credit agreements to which Registrant is a party. On or after August 1, 2003, Registrant has the right to repurchase the warrant at a price equal to the higher of the current fair value per share of Registrant's Common Stock or the net book value per share. The earnings formula is based on earnings before interest and taxes and debt outstanding to calculate an estimated value per share.

         Holders of Class A Common Stock are not entitled to elect members of the Board of Directors. In the event of an aggregate public offering exceeding $10,000,000, the Class A and Class B, Series 2 Common Stock are automatically converted into Class B, Series 1 Common Stock, based on the appropriate conversion formula. The holders of Class B Common Stock have the right to elect members of the Board of Directors, with the holders of Series 1 having one vote per share, and the holders of Series 2 having a number of votes equal to the number of shares into which the Series 2 shares are convertible into Series 1 shares.

         In the event of liquidation or dissolution in which the value of the Company is less than $1.75 per share of Common Stock, the holders of Class B Common Stock, Series 2 will receive sixty percent (60%) of the proceeds until they have received $1.75 per share. All other amounts available for distribution shall be distributed to the Class A Common Stock and the Class B
Common Stock,                             4

Series 1 holders pro rata based on the number of shares outstanding. If the value of the Registrant is greater than or equal to $1.75 per share, the holders of all classes of Common Stock are entitled to a pro rata distribution based on the number of shares outstanding.

         The Registrant is required to reserve shares of Class B, Series 1 stock for the conversion of Class A and Class B, Series 2 into Class B, Series 1 Common Stock.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the shares of Common Stock to be offered hereunder has been passed upon by Tomlinson Zisko Morosoli & Maser LLP. Timothy Tomlinson, a general partner of Tomlinson Zisko Morosoli & Maser LLP, is a director of the Company. As of December 1, 1996, Mr. Tomlinson is the beneficial owner of 245,984 shares of the Registrant's Class B Common Stock, Series 1 (including 119,984 shares subject to an immediately exercisable option held of record by TZM Investment Fund of which Mr. Tomlinson is also a general partner, 66,000 shares held of record by TZM Investment Fund, 36,000 shares held of record by First TZMM Investment Partnership of which Mr. Tomlinson is also a general partner, and 4,000 shares held of record by trusts for Mr. Tomlinson's children).

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under section 174 of the Delaware General corporation law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision-making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; and (v) the Registrant may not retroactively amend the Bylaw provisions relating to indemnity in a manner adverse to an indemnified person.
                                          5

         The Registrant's policy is to enter into indemnity agreements with certain of its directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys's fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant.

         The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "SECURITIES ACT").

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Inapplicable.

ITEM 8.  EXHIBITS

         See Exhibit Index.

ITEM 9.  UNDERTAKINGS

         (a)  RULE 415 OFFERING

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)  FILING INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR FILING OF REGISTRATION STATEMENT ON FORM S-8

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURE

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 3, 1996.

                                       PORTOLA PACKAGING, INC.



                                    By:  /s/ Jack L. Watts
                                        -------------------------
                                       Jack L. Watts
                                       Chairman of the Board and
                                       Chief Executive Officer

                                  POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jack L. Watts, Robert R. Strickland, Patricia Voll and Timothy Tomlinson, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                          Title                     Date
--------------------------------------------------------------------------------

  /s/ Jack L. Watts            Chairman of the Board of
----------------------------   Directors and Chief              December 3, 1996
Jack L. Watts                  Executive Officer


  /s/ Robert R. Strickland     Vice President-Finance and
----------------------------   Chief Financial Officer          December 2, 1996
Robert R. Strickland           (Principal Financial Officer)



  /s/ Patricia Voll            Vice President-Finance and
----------------------------   Accounting (Principal            December 3, 1996
Patricia Voll                  Accounting Officer)


  /s/ Timothy Tomlinson        Director and Secretary           December 3, 1996
----------------------------
Timothy Tomlinson

  /s/ Larry C. Williams        Director                         December 3, 1996
----------------------------
Larry C. Williams


  /s/ Martin R. Imbler         Director                         December 3, 1996
----------------------------
Martin R. Imbler


  /s/ Christopher C. Behrens   Director                         December 3, 1996
----------------------------
Christopher C. Behrens

 /s/ Jeffrey Pfeffer           Director                         December 6, 1996
----------------------------
 Jeffrey Pfeffer, Ph.D.

                               EXHIBIT INDEX

4.01 Certificate of Incorporation of the Registrant (filed with Secretary of State of Delaware on April 29, 1994, as amended and filed with Secretary of State of Delaware on October 4, 1995), is incorporated by reference to Exhibit 3.01 to the Registrant's Quarterly Report on Form 10-Q for the period ended November 30, 1995, as filed with the Securities and Exchange Commission on January 16, 1996.

4.02 Bylaws of the Registrant are incorporated by reference to Exhibit 3.02 to the Registrant's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on August 1, 1995, declared effective by the Securities and Exchange Commission on September 27, 1995 (File No. 33-95318).

4.03 Registrant's 1988 Stock Option Plan and related documents are incorporated by reference to Exhibit 10.28 to the Registrant's Form 10-Q for the period ended November 30, 1995, as filed with the Securities and Exchange Commission on January 16, 1996.

4.04 Registrant's 1994 Stock Option Plan, as amended, and related documents.

4.05   Registrant's 1996 Employee Stock Purchase Plan.

5.01 Opinion of Counsel as to the legality of securities being registered.

23.01  Consent of Counsel (included in Exhibit 5.01)

23.02  Consent of Independent Accountants

24.01 Power of Attorney (included in signature pages to this registration statement)